                                                                    EXHIBIT (11)

                                    K2 INC.

                       COMPUTATION OF EARNINGS PER SHARE

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                     (THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Income from continuing operations................................................  $  21,900  $  25,217  $  19,799
Loss from discontinued operations................................................                           (4,920)
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $  21,900  $  25,217  $  14,879
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Basic:
  Average shares outstanding.....................................................     16,541     16,574     14,367
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Per share amounts:
    Continuing operations........................................................  $    1.32  $    1.52  $    1.38
    Discontinued operations......................................................                        $    (.34)
    Net income...................................................................  $    1.32  $    1.52  $    1.04

Diluted:
  Average shares outstanding.....................................................     16,541     16,574     14,367
  Net effect of dilutive stock options under the treasury stock method using the
    average market price.........................................................        172        160        131
                                                                                   ---------  ---------  ---------
      Total......................................................................     16,713     16,734     14,498
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Per share amounts:
    Continuing operations........................................................  $    1.31  $    1.51  $    1.37
    Discontinued operations......................................................                        $    (.34)
    Net income...................................................................  $    1.31  $    1.51  $    1.03